EXHIBIT 15.3

May 5, 2023

To the Board of Directors and Shareholder of
MidAmerican Energy Company
666 Grand Avenue
Des Moines, Iowa 50309

We are aware that our report dated May 5, 2023, on our review of the interim financial information of MidAmerican Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, is incorporated by reference in Registration Statement No. 333-257069 on Form S-3.

/s/ Deloitte & Touche LLP

Des Moines, Iowa